Exhibit 99.2

NEWS RELEASE

CONTACT:    James M. Gasior, President & CEO

      (330) 282-4111

Cortland Bancorp Declares Quarterly Cash Dividend of $0.11 Per Share; Declares Special Dividend of $0.05 Per Share

CORTLAND, Ohio — January 23, 2019 — Cortland Bancorp (CLDB), the holding company for Cortland Savings and Banking Company, today announced that its Board of Directors approved a quarterly cash dividend of $0.11 per share. The dividend will be payable on March 1, 2019, to shareholders of record as of the close of business on February 11, 2019.

In addition to the quarterly dividend, the Board declared a special dividend for $.05 per share, also payable March 1, 2019, to shareholders of record on February 11, 2019. The bonus dividend is in recognition of the Company’s record annual earnings in 2018. The Company’s expansion into new markets has generated new loan growth and increases in all deposit product types. Expansion initiatives coupled with effective balance sheet management and interest rate risk practices, disciplined expense control, continued strong asset quality, and the reduction in the corporate tax rate have resulted in financial performance improvements in multiple areas including return on assets, return on equity, net interest margin and operating efficiency.

“As our franchise continues to strategically deliver strong performance, we are glad to be able to continue to pay a quarterly cash dividend and to reward our shareholders with the special dividend relative to exceptional results,” said James Gasior, President and Chief Executive Officer. “This makes the second $.05 special dividend in the past three quarters, thereby increasing the regular annual dividend by over 20%. Cash dividends supplement the value in share price over the long-term, providing an attractive return to our shareholders.” The current $.11 dividend equates to an approximate yield of 2.2% on an annualized basis.

Cortland Bancorp recently reported record earnings of $8.8 million, or $2.04 per share, for fiscal 2018, versus $4.3 million, or $0.99 per share for 2017. The Company also recently announced a newly authorized share repurchase program for up to 300,000 shares. “Our opportunistic share repurchase initiative also aids in supporting the share price and returns additional capital to shareholders,” added Gasior.

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through thirteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Summit, and Ashtabula in Northeastern Ohio and a financial service center in Fairlawn, Ohio. For additional information about Cortland Bank visit http://www.cortlandbank.com.